Exhibit 1

Transactions in the Securities of the Issuer During the Past Sixty (60) Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

22NW FUND, LP

Purchase of Common Stock	13,849	4.6457[1]	03/10/2025
Purchase of Common Stock	66,663	4.9972[2]	03/11/2025
Purchase of Common Stock	6,077	5.0514[3]	03/12/2025
Purchase of Common Stock	9,793	5.0741[4]	03/13/2025
Purchase of Common Stock	9,006	5.0793[5]	03/14/2025
Purchase of Common Stock	4,220	5.1693[6]	03/17/2025

1 The price reported is a weighted average price. These Shares were purchased in multiple transactions at prices ranging from $4.5300 to $4.8000 per Share. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price within the range set forth in this footnote.

2 The price reported is a weighted average price. These Shares were purchased in multiple transactions at prices ranging from $4.6600 to $5.0800 per Share. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price within the range set forth in this footnote.

3 The price reported is a weighted average price. These Shares were purchased in multiple transactions at prices ranging from $4.9900 to $5.1000 per Share. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price within the range set forth in this footnote.

4 The price reported is a weighted average price. These Shares were purchased in multiple transactions at prices ranging from $5.0100 to $5.1400 per Share. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price within the range set forth in this footnote.

5 The price reported is a weighted average price. These Shares were purchased in multiple transactions at prices ranging from $5.0500 to $5.1300 per Share. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price within the range set forth in this footnote.

6 The price reported is a weighted average price. These Shares were purchased in multiple transactions at prices ranging from $5.1000 to $5.2200 per Share. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price within the range set forth in this footnote.